Exhibit 4.2

JPMORGAN CHASE & CO.

(Formerly Known As The Chase Manhattan Corporation)

AND

THE BANK OF NEW YORK,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of September 23, 2004

to

JUNIOR SUBORDINATED INDENTURE

Dated as of December 1, 1996

SUPPLEMENTAL INDENTURE, dated as of September 23, 2004, between JPMORGAN CHASE & CO. (formerly known as “The Chase Manhattan Corporation”), a Delaware corporation (the “Company”) having its principal office at 270 Park Avenue, New York, NY 10017, and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Junior Subordinated Indenture, dated as of December 1, 1996 (the “Indenture”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture), providing for the issuance from time to time of Securities;

WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no Security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Sections 2.1 or 3.1 of the Indenture, and pursuant thereto the Company has determined to establish certain provisions of the form and terms of Securities in each series issued on or after the date hereof;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

SCOPE OF THIS SUPPLEMENTAL INDENTURE

1.1. The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture in Sections 2.1 through 2.6 hereof shall only be applicable with respect to, and govern the terms of, any series of Securities issued on or after the date hereof, and shall not apply to any series of Securities which have been issued under the Indenture prior to such date.

ARTICLE II

AMENDMENTS

2.1. All references in the Indenture to the term “business trust” shall be deleted and the term “statutory trust” shall be inserted in their place.

2.2. The definition of “Debt” contained in Section 1.1 of the Indenture is hereby amended in its entirety to read as follows:

“Debt” means, with respect to any Person, whether or not contingent, (i) every obligation of such Person for the repayment of money borrowed whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for payment of the purchase price of property or assets; (ii) every obligation of such Person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (iii) every obligation of the type referred to in clauses (i) and (ii) of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

2.3. The definition of “Senior Debt” contained in Section 1.1 of the Indenture is hereby amended in its entirety to read as follows:

“Senior Debt” means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding) on Debt of the Company, whether incurred on or prior to the date of this Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Securities or to other Debt which is pari passu with, or subordinated to, the Securities; provided, however, that Senior Debt shall not be deemed to include any Securities or other junior subordinated debt obligations of the Company issued in respect of capital securities (and the related common securities) issued by trusts organized by the Company and treated as capital of the Company for bank regulatory purposes.

2.4. Section 2.3 of the Indenture is hereby amended by deleting the eighth and ninths paragraphs of such Section and inserting the following in its place:

[If the Security is not a Discount Security, -As provided in and subject to the provisions of the Indenture, if an Event of Default arising from a default in the payment of interest as set forth in Section 5.1(6) of the Indenture with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of the

Securities of this series issued to a Trust, if upon such an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fail to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including any Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture. As provided in and subject to the provisions of the Indenture, if an Event of Default arising from events of bankruptcy, insolvency or reorganization involving the Company as set forth in Section 5.1(4) or 5.1(5) of the Indenture with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the principal amount of and the accrued interest (including any Additional Interest) on all the Securities of this series shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable, provided that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture.]

[If the Security is a Discount Security,-As provided in and subject to the provisions of the Indenture, if an Event of Default arising from a default in the payment of interest as set forth in Section 5.1(6) of the Indenture with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than such portion of the principal amount as may be specified in the terms of this series may declare an amount of principal of the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon such an Event of Default, the Trustee or the Holders of not less than such specified principal amount of the Outstanding Securities of this series fail to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee. As provided in and subject to the provisions of the Indenture, if an Event of Default arising from events of bankruptcy, insolvency or reorganization involving the Company as set forth in Section 5.1(4) or 5.1(5) of the Indenture with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case an amount of principal of the Securities of this series shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. In either case, such amount shall be equal to [– insert formula for determining the amount]. Upon any such declaration or automatic acceleration, such amount of the principal of and the accrued interest (including any Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture.]

2.5. Section 5.1 of the Indenture is hereby amended by renumbering existing clause (6) as clause (7) and inserting the following clause after clause (5):

(6) default in the payment of interest in full upon any Security of that series for a period of 30 days after the conclusion of a period consisting of 20 consecutive quarters (or, in the case of any Security on which interest is paid semiannually, 10 consecutive semiannual periods) commencing with the earliest quarter or semiannual period, as the case may be, for which interest (including interest accrued on deferred payments) has not been paid in full; or

2.6. Section 5.2 of the Indenture is hereby amended by deleting the first paragraph of such Section and inserting the following in its place:

If an Event of Default specified in Section 5.1(6) with respect to Securities of any series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of the Securities of a series issued to a Trust, if, upon such an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series fail to declare the principal amount (or, if the Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the corresponding series of Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Additional Interest) on all the Securities of such series shall become immediately due and payable. If an Event of Default specified in Section 5.1(4) or 5.1(5) with respect to Securities of any series at the time Outstanding occurs, the principal amount of all the Securities of that series (or, if the Securities of that series are Discount Securities, such portion of the principal amount of such Securities as may be specified by the terms of that series) and the accrued interest (including any Additional Interest) on such Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. In case of any other Event of Default, there shall be no right to declare the principal amount (or, if the Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of the Securities of that series to be due and payable immediately. Payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII notwithstanding that such amount shall become immediately due and payable as herein provided.

ARTICLE III

MISCELLANEOUS

3.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

3.2. The Article headings herein are for convenience only and shall not effect the construction hereof.

3.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

3.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

3.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

JPMORGAN CHASE & CO.

By	/s/ Louis M. Morrell
Name:	Louis M. Morrell
Title:	Managing Director

THE BANK OF NEW YORK as Trustee

By	/s/ Kisha A. Holder
Name:	Kisha A. Holder
Title:	Asst. Vice President